Exhibit (a)(1)(A)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
NOVEN PHARMACEUTICALS, INC.
at
$16.50 NET PER SHARE
by
NORTHSTAR MERGER SUB, INC.
a wholly-owned subsidiary of
HISAMITSU U.S., INC.
a wholly-owned subsidiary of
HISAMITSU PHARMACEUTICAL CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 19, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to an Agreement and Plan of Merger dated as of July 14, 2009 (the “Merger Agreement”), by and among Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan (“Parent”), Northstar Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation (“Holdings”), and wholly-owned subsidiary of Parent, and Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Purchaser is offering to purchase all outstanding shares of common stock of the Company, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust, as amended (the “Shares”), at a price of $16.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below) (the “Offer”). The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the Rights, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Board of Directors of the Company, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”) and the other transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determined that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the expiration time of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent (as defined below) at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from Georgeson, Inc., which is acting as the Information Agent. See the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

SUMMARY TERM SHEET

Northstar Merger Sub, Inc. (the “Purchaser”), a wholly-owned subsidiary of Hisamitsu U.S., Inc. (“Holdings”) and Hisamitsu Pharmaceutical Co., Inc. (“Parent”), is offering to purchase all of the outstanding Shares (as defined below) for $16.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Offer”). We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of July 14, 2009, by and among Noven Pharmaceuticals, Inc. (the “Company”), Parent, Holdings and the Purchaser (the “Merger Agreement”). The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying letter of transmittal (the “Letter of Transmittal”) and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Northstar Merger Sub, Inc., a Delaware corporation formed for the purpose of making this Offer. We are a wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation, which is a wholly-owned subsidiary of Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent, Holdings and the Purchaser.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust Company, as amended (the “Shares”). See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $16.50 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Parent, our ultimate parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn. Parent will also fund our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Parent intends to provide us with the necessary funds from cash on hand, lines of credit or other sources of immediately available funding. See Section 9 — “Source and Amount of Funds.”

i

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	in light of Parent’s financial capacity in relation to the amount of consideration payable in the Offer, we, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 12:00 midnight, New York City time, on Wednesday, August 19, 2009 (which is the end of the day on August 19, 2009), to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase prior to that time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms:

•	We may, without the Company’s consent, extend the Offer (i) on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered in the Offer are not satisfied or, if permitted under the Merger Agreement, waived and (ii) for any period or periods required by any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff) applicable to the Offer.

•	Subject to our termination rights as described in Section 11 — “The Transaction Agreements; Employment Agreement,” if requested by the Company, we must extend the Offer on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the conditions to our obligation to accept for payment and pay for the Shares validly tendered in the Offer are not satisfied or, if permitted under the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond November 17, 2009 if the Minimum Condition is not satisfied at such time, and we will not in any event be required to extend the Offer beyond April 14, 2010.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

If necessary to obtain at least ninety percent (90%) of the outstanding Shares, we may, in our sole discretion, provide for one or more subsequent offering periods (as described in Section 1 — “Terms of the Offer”) in accordance with Rule 14d-11 under the Exchange Act following our acceptance of the Shares in the Offer. During the subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $16.50 per Share net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer and Trust Company, the Depositary for the Offer (the “Depositary”), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things,

•	satisfaction of the Minimum Condition, and

•	the expiration or termination of any applicable waiting period under the HSR Act.

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described above) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the Rights and the option to purchase shares of common stock in certain circumstances granted by the Company to us in the Merger Agreement (See Section 1 — “Terms of the Offer”), regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

The Offer is also subject to other conditions. We cannot waive the Minimum Condition without the prior written approval of the Company. However, we can waive any other conditions in our sole discretion without the Company’s consent. See Section 15 — “Certain Conditions of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined below) guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three Nasdaq Global Select Market trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by September 21, 2009, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw

Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4 — “Withdrawal Rights.”

What does the Company Board think of the Offer?

The Board of Directors of the Company has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the merger of the Purchaser with and into the Company (the “Merger”) and the other Transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determined that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase. See the “Introduction” to this Offer to Purchase.

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by a Merger if all of the Shares are not tendered in the Offer?

Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect the Merger. If the Merger takes place, all remaining stockholders of the Company (other than us, Parent, the Company and any stockholders exercising their appraisal rights under Section 262 of the DGCL) will receive $16.50 per Share (or any other price per Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes, and the Company will become a wholly-owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount equal to the Offer Price payable in cash, without interest and less any required withholding taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares in cash.

Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase the Shares that are tendered, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the

SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On July 13, 2009 the last trading day before we announced the execution of the Merger Agreement, the closing sale price of the Company’s common stock reported on the Nasdaq Global Select Market was $13.48 per Share. On July 22, 2009, the last trading day before we commenced the Offer, the last sale price of the Company’s common stock reported on the Nasdaq Global Select Market was $16.47 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

What are the United States Federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the cash amount received (determined before the deduction of any backup withholding tax) and your adjusted tax basis in the Shares. If you are a non-corporate holder that has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15%. See Section 5 — “Certain United States Federal Income Tax Consequences.”

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I call if I have questions about the Offer?

You may call Georgeson Inc. at 888-897-6012 (toll-free). Georgeson Inc. is acting as the information agent (the “Information Agent”). See the back cover of this Offer to Purchase.

v

To the Holders of Shares of
Common Stock of the Company:

INTRODUCTION

Northstar Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Hisamitsu U.S., Inc., a Delaware corporation (“Holdings”) and wholly-owned subsidiary of Hisamitsu Pharmaceutical Co., Inc., a corporation organized under the laws of Japan (“Parent”), hereby offers to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share, together with the associated Series A junior participating preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of November 6, 2001, between the Company and American Stock Transfer & Trust, as amended on March 18, 2008 and July 14, 2009 (the “Shares”), of Noven Pharmaceuticals, Inc. (the “Company”), at a price of $16.50 per Share net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 14, 2009 (the “Merger Agreement”), by and among Parent, Holdings, the Purchaser and the Company. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Offer is not conditioned upon Parent’s, Holdings’ or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the Rights and the Top-Up Option (as defined below), regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

The Company has advised Parent that, as of July 9, 2009 (i) 25,028,987 Shares were issued and outstanding, of which 253,020 shares of Company Common Stock were Company Restricted Shares and (ii) 1,399,639 shares of the Company’s common stock were subject to outstanding options, 2,560,496 shares of the Company’s common stock were subject to outstanding stock appreciation rights and 50,000 shares of the Company’s common stock were subject to outstanding restricted stock units.

The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements; Employment Agreement.”

Tendering stockholders who are record owners of their Shares and tender directly to American Stock Transfer and Trust Company, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, U.S. or Japanese stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”), has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions contemplated by the Merger Agreement (the “Transactions”), (ii) determined that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger.

A description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to the Company’s stockholders together with this Offer to Purchase (the “Schedule 14D-9”).

The Merger Agreement provides that, subject to the conditions described in Sections 11 — “The Transaction Agreements; Employment Agreement” and 15 — “Certain Conditions of the Offer,” the Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, Holdings or the Purchaser or their respective subsidiaries, which will be cancelled and will cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the DGCL) will be converted into the right to receive $16.50 (or any other per Share price paid in the Offer) net in cash, without interest and less any required withholding taxes.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. The Company has agreed, if required by applicable law, to duly set a record date for, call, give notice of, convene and hold a meeting of its stockholders to be held as promptly as reasonably practicable after the first time that the Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Time”) for the purpose of considering and taking action upon the Merger Agreement. Parent has agreed to cause to be voted, all of the Shares then owned of record by it, the Purchaser or any of their other subsidiaries in favor of the adoption of the Merger Agreement and approval of the Merger. If the Minimum Condition and the other conditions to the Purchaser’s obligation to accept for payment and pay for the Shares tendered pursuant to the Offer (together with the Minimum Condition, the “Offer Conditions”) are satisfied and the Offer is completed, Parent, Holdings and the Purchaser will own a number of Shares sufficient to cause the Merger Agreement to be adopted without the affirmative vote or written consent of any other holder of Shares. See Section 11 — “The Transaction Agreements; Employment Agreement.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration of the Offer and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The expiration time of the Offer (the “Expiration Time”) is 12:00 midnight, New York City time, on Wednesday August 19, 2009 (which is the end of the day on August 19, 2009), unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration time of the Offer means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the HSR Act. The term “Minimum Condition” is defined in Section 15 — “Certain Conditions of the Offer” and generally requires that the number of outstanding Shares which have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as it may be extended as described below) represents at least a majority of the Shares then outstanding (determined on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than the Rights and the Top-Up Option regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Offer is also subject to other conditions set forth in this Offer to Purchase. See

Section 15 — “Certain Conditions of the Offer.” The Offer is not conditioned upon Parent’s, Holdings’ or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

Pursuant to the terms of the Merger Agreement, the Company has granted the Purchaser an irrevocable option (the “Top-Up Option”) to purchase a number of newly-issued Shares (the “Top-Up Shares”), in an amount equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent at the time of any exercise of the option, will constitute one share more than 90% of the fully diluted Shares outstanding immediately after the issuance of the Top-Up Shares. The Top-Up Option is exercisable only once, in whole and not in part, and only at such time as Parent, directly or indirectly, owns at least 85.0% of the fully diluted Shares and following the expiration of the Offer and any subsequent offering period. Purchaser will pay the Offer Price for each Top-Up Share acquired upon exercise of the Top-Up Option, at its option, in cash or with a promissory note on terms reasonably satisfactory to the Company.

The Merger Agreement provides that the Purchaser may, without the Company’s consent, extend the Offer (i) on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived and (ii) for any period or periods required by any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) (or its staff) applicable to the Offer. Subject to the Purchaser’s, Holdings’ and Parent’s termination rights as described in Section 11 — “The Transaction Agreements; Employment Agreement,” if requested by the Company, the Purchaser must extend the Offer on one or more occasions for any period not exceeding seven business days for any extension, if at any then scheduled expiration of the Offer any of the Offer Conditions are not satisfied or, if permitted under the Merger Agreement, waived. The Purchaser will not, however, be required to extend the Offer beyond November 17, 2009 if the Minimum Condition is not satisfied at such time, and will not in any event be required to extend the Offer beyond April 14, 2010.

The Merger Agreement further provides that if necessary to acquire sufficient Shares (without regard to the exercise of the Top-Up Option (as defined in Section 11 — “The Transaction Agreements; Employment Agreement”)), such that Parent, Holdings, the Purchaser and their respective subsidiaries hold, in the aggregate, at least ninety percent (90%) of the outstanding Shares, the Purchaser may, in its sole discretion, provide for one or more subsequent offering periods (each a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) (and one or more extensions thereof). The termination rights of the parties to the Merger Agreement are as set forth in the Merger Agreement and remain unaffected by the foregoing provisions in the Merger Agreement.

Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares except during any Subsequent Offering Period. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2009. If the initial offering period has expired and the Purchaser provides for a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period may not be withdrawn.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Parent, Holdings and the Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided, however, that unless otherwise provided by the Merger Agreement or as previously approved in writing by the Company, the Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Condition, (iv) add to the conditions set forth in Exhibit A to the Merger Agreement or modify any condition set forth in Exhibit A to the Merger Agreement in any manner adverse to the holders of Shares, (v) extend the Offer except as otherwise provided in the Merger Agreement (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Shares.

The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15 — “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

If, subject to the terms of the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, the Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and pay for (as promptly as practicable), all Shares validly tendered prior to the expiration time of the Offer and not validly withdrawn prior to such expiration time. If the Purchaser provides a Subsequent Offering Period, the Purchaser will accept for payment and pay for (as promptly as practicable), all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1 — “Terms of the Offer.”

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders.  In order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration time of the Offer (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the expiration time of the Offer, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by the Purchaser, is received prior to the expiration time of the Offer by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Company, the Depositary, Georgeson Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Appointment.  By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

•	all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares,

•	all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked,

•	no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective), and

•	the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

4.	Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 21, 2009.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded.  Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the expiration time of the Offer or during a Subsequent Offering Period, if any.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of the Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences to holders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. As used herein, “holder” means a beneficial owner of Shares that is an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia; a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income tax regardless of its source. We base this discussion on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that a holder holds Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, shareholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired Shares through the exercise of employee stock options or other compensation arrangements, or persons that are partners in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares). This discussion does not address the tax consequences of the Merger to holders of Shares who validly exercise dissenters’ or appraisal rights with respect to their Shares. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

Consequences of the Offer and the Merger to Holders.  The receipt of cash pursuant to the Offer or the Merger by holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such Shares (determined before the deduction of any backup withholding tax) and (ii) the holder’s adjusted tax basis in such Shares. If a holder acquired different blocks of Shares at different times or different prices, the holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of Shares. If the holding period in the Shares surrendered in the Offer or the Merger is greater than one year, the gain or loss will be long-term capital gain or loss. If a holder is a non-corporate holder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15%. Capital losses are subject to limitations on deductibility for both corporate and non-corporate holders.

U.S. Federal Income Tax Backup Withholding.  Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service (“IRS”) a portion of the amount of any payments made pursuant to the Offer. Certain holders (including, among others, all corporations and certain foreign persons) may not be subject to backup withholding. To avoid backup withholding, a holder must provide the Depositary with (i) the holder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the holder is not subject to backup withholding, or (ii) otherwise establish an adequate basis for exemption. If a holder does not provide its correct TIN with the certifications described above or otherwise establish an adequate basis for exemption, the IRS may impose a penalty on the holder, and any payment made to the holder pursuant to the Offer may be subject to backup withholding. All holders surrendering Shares pursuant to the Offer that are U.S. persons should either complete and sign the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an adequate basis for exemption in a manner satisfactory to the Depositary. Foreign holders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These holders should consult their tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a holder may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

The descriptions of U.S. Federal income tax consequences set forth herein are for general information only. Holders of Shares should consult their own tax advisor to determine the particular tax consequences to them, including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws (including any possible changes in such laws), of the receipt of cash in exchange for Shares pursuant to the Offer or the Merger.

6.	Price Range of Shares; Dividends.

The Shares trade on the Nasdaq Global Select Market under the symbol “NOVN.” The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq Global Select Market during each quarter presented.

	High	Low

Fiscal Year Ended December 31, 2007
First Quarter	27.80	21.68
Second Quarter	26.15	22.23
Third Quarter	24.06	14.99
Fourth Quarter	16.88	12.65
Fiscal Year Ended December 31, 2008
First Quarter	14.46	8.71
Second Quarter	13.10	8.49
Third Quarter	13.44	9.45
Fourth Quarter	12.63	8.71
Fiscal Year Ended December 31, 2009
First Quarter	11.33	7.54
Second Quarter	14.71	9.14
Third Quarter (through July 22, 2009)	16.61	13.27

On July 13, 2009, the last trading day before the execution of the Merger Agreement was announced, the closing sale price of the Company’s common stock reported on the Nasdaq Global Select Market was $13.48 per Share. On July 22, 2009, the last trading day before the commencement of the Offer, the last sale price of the Company’s common stock reported on the Nasdaq Global Select Market was $16.47 per Share.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”), it has never declared or paid any cash dividend on the Shares.

Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning the Company.

General.  The Company is a Delaware corporation with its principal executive offices located at 11960 SW 144th Street, Miami, Florida, 33186. The Company’s telephone number at such address is (305) 253-5099. The following description of the Company and its business is qualified in its entirety by reference to the

Form 10-K. The Company is a specialty pharmaceutical company engaged in the research, development, manufacturing, licensing, marketing and sale of prescription pharmaceutical products. The business is focused in three principal areas: (i) Noven Transdermals, the Company’s transdermal drug delivery segment; (ii) Novogyne Pharmaceuticals (“Novogyne”), which is the name under which Vivelle Ventures LLC, a women’s health joint venture between the Company and Novartis Pharmaceuticals Corporation (“Novartis”), does business; and (iii) Noven Therapeutics, the Company’s specialty pharmaceutical segment.

Available Information.  The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.	Certain Information Concerning Parent, Holdings and the Purchaser.

General.  Parent is a corporation organized under the laws of Japan, with its principal executive offices located at Marunouchi, Chiyoda-ku 1-11-1, Tokyo, 100-6221, Japan. The telephone number of Parent is 81-3-5293-1700. Parent is a leading pharmaceutical company that develops and markets prescription and over-the-counter (“OTC”) pharmaceutical products using transdermal drug delivery technology. Its leading product in prescription pharmaceuticals is Mohrus® series, ketoprofen patch for pain, and its leading brand in the OTC business is Salonpas®.

The Purchaser is a Delaware corporation with its principal executive offices located at 3528 Torrance Blvd., Suite 112 Torrance, CA 90503 U.S.A. The telephone number of the Purchaser is (310) 540-1408. The Purchaser is a wholly-owned subsidiary of Parent. The Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

Holdings is a Delaware corporation with its principal executive offices located at 3528 Torrance Blvd., Suite 112 Torrance, CA 90503 U.S.A. The telephone number of Holdings is (310) 540-1408. Holdings is a wholly-owned subsidiary of Parent. Holdings was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director of Parent, Holdings and the Purchaser and the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of each of the executive officers of Parent, Holdings and the Purchaser and certain other information are set forth in Schedule I hereto.

Parent beneficially owns 1,240,000 Shares, constituting approximately 4.9% of the total outstanding Shares. Except as described in this Offer to Purchase and in Schedule I hereto (i) none of Parent, Holdings, the Purchaser or, to the best knowledge of Parent, Holdings and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Holdings or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Holdings, the Purchaser, any of their affiliates or, to the best knowledge of

Parent, Holdings and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Holdings, the Purchaser or, to the best knowledge of Parent, Holdings and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Holdings, the Purchaser or, to the best knowledge of Parent, Holdings and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of Parent, Holdings, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Holdings, the Purchaser or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, Parent, Holdings and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.	Source and Amount of Funds.

The Offer is not conditioned upon Parent’s, Holdings’ or the Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent, Holdings and the Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $430,000,000, including related transaction fees and expenses. Parent will have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above, and will cause the Purchaser to have sufficient funds available to consummate such transactions. Parent expects to obtain the necessary funds from cash on hand, lines of credit or other immediately available sources of funding.

The Purchaser does not think its financial condition is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	in light of Parent’s financial capacity in relation to the amount of consideration payable in the Offer, the Purchaser, through Parent, will have sufficient funds, lines of credit or other sources of funding immediately available to purchase all Shares validly tendered in the Offer and not validly withdrawn;

•	the Offer is not subject to any financing condition; and

•	if the Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with the Company.

Representatives of Parent and the Company have engaged in discussions from time to time with respect to an array of potential collaborations, including, among other things, contract manufacturing agreements, product development and license agreements and a broad product development and commercialization joint venture over approximately the last eight years. Over the course of these discussions, Parent had the opportunity to conduct a significant amount of preliminary due diligence with respect to the Company, focused primarily on the Company’s existing transdermal products and pipeline, and which also included tours of the Company’s manufacturing facilities, a limited review of the Company’s oral therapeutics business, and introductions to senior members of the Company’s management. In 2007, the companies entered into a confidentiality agreement as part of these discussions and negotiations, but no agreement, arrangement or understanding was reached by the companies during the time period covered by this confidentiality agreement.

In 2008, the companies entered into another confidentiality agreement, described in Section 11 — “The Transaction Agreements; Employment Agreement” below, as renewed discussions between the companies had progressed toward a potential strategic collaboration. Representatives of the Company and Parent were in contact intermittently throughout 2008 and the beginning of 2009 as they continued to discuss and negotiate a potential collaborative transaction; however, these discussions had been narrowed from the initial consideration of a broad range of potential collaborative projects to discussions regarding a manufacturing contract for a single product. At no time during the discussions which took place during this time period did Parent or the Company propose an acquisition of the Company by Hisamitsu.

On March 25, 2009, Hirotaka Nakatomi, President and Chief Executive Officer of Parent, sent a letter to Peter Brandt, the Company’s President and Chief Executive Officer, requesting a meeting to discuss an unspecified transaction proposal. Parent then indicated that it would like a representative of Lazard Fréres K.K. (“Lazard”) to attend the meeting as its financial advisor and clarified that Parent wished to discuss a potential combination of the Company and Parent.

On April 14, 2009, the meeting among representatives of each of the Company, Parent, Lazard and J.P. Morgan Securities Inc. (“J.P. Morgan”), financial advisor to the Company, took place in New York. During this meeting, representatives of Parent gave a presentation to management and delivered a letter from Mr. Nakatomi to Mr. Brandt containing a non-binding proposal for an acquisition of all the outstanding Shares of the Company at an offer price of $14.00 per Share in cash, subject to the execution of an exclusivity agreement and the satisfactory completion of due diligence. Mr. Nakatomi stated that Parent had sufficient cash on hand to complete the proposed acquisition and had established a credit line it could draw down if necessary. He also noted that if the transaction was consummated Parent intended to retain members of the Company’s current management and to expand each company’s current business into the other’s markets and diversify their respective product portfolios. The letter noted that the proposed offer price represented a 37.7% premium to the Company’s Share price of $10.17 on April 13, 2009, and a 41.1% premium to its one-month average price of $9.92. Mr. Nakatomi also explained his desire for Parent to commence due diligence by the end of April, to complete its due diligence in four weeks, and to execute a definitive agreement by the end of June. He proposed to structure the transaction as a cash tender offer followed by a second-step merger, which he believed could be completed by the end of July. The proposal also included a request for a 45-day exclusivity period and Mr. Nakatomi requested a response from Mr. Brandt regarding exclusivity that day or the following week. Mr. Brandt explained that the Company had not been exploring a sale at that time and that he would take Parent’s offer to the Company Board for consideration, after which time he would also respond to the request for an exclusivity agreement.

On the evening of April 23, 2009, representatives of J.P. Morgan informed Lazard that the proposal it submitted was not acceptable to the Company Board and invited Parent to a follow up meeting with management in order that they might present certain information not previously available to Parent. The representatives from Lazard stated that they believed Parent would likely accept an invitation to such a meeting and asked for a written letter that could be delivered to Parent management with the information J.P. Morgan had conveyed, which was sent the following day. On April 27, 2009, Lazard sent a letter to J.P. Morgan indicating that the Parent team would welcome the opportunity to attend the presentation described in J.P. Morgan’s letter and suggesting that the meeting take place over two days, beginning on May 12, 2009.

On May 12 and 13, 2009, representatives of Parent participated in a video conference with members of the Company’s senior management. Representatives of Lazard and J.P. Morgan were also present during the conference. During the conference, the Company management delivered a presentation addressing the sustainability and growth opportunities of the Company’s existing business, elements of the Company’s pipeline which had not previously been disclosed publicly, undisclosed next generation platform technology and intellectual property in development, opportunities to apply the Company’s technology to Parent’s product line and the Company’s cost structure, including public company costs. The presentation emphasized the Company’s historical performance, strategy, value-drivers, future opportunities for growth in each of the companies’ current markets, and potential synergies to be obtained from a combination of the companies. At the conclusion of the presentation, management informed Parent that the Company Board would be holding regularly scheduled meetings on May 20 and 21, 2009, and requested that any revised proposal be submitted prior to May 20 so that the Company Board could consider such proposal at these meetings.

On May 19, 2009, Parent sent a letter to Mr. Brandt containing a revised proposal with an offer price of $15.50 per Share in cash, and otherwise subject to the same terms as those set forth in the letter containing the initial offer. The letter noted the premium of 44.3% to the Company’s May 18, 2009 closing Share price of $10.74, and the 49.4% premium to the Company’s one-month average Share price of $10.38, and conveyed Parent’s desire to proceed rapidly and exclusively in working toward a definitive agreement.

Representatives from Lazard contacted J.P. Morgan the next morning to confirm receipt of the revised offer letter and to inquire as to the sufficiency of the increased offer price. J.P. Morgan informed Lazard that the Board would likely continue to be disappointed in the offer price and explained that the Company Board would be taking into account the valuation information and financial forecasts for the Company it had recently reviewed, as well as the optimism of management with respect to the Company’s current pipeline.

Between May 20 and May 27, 2009, representatives of J.P. Morgan and Lazard had several calls and discussions regarding the Company’s valuation and the strong desire by Parent to move forward in negotiations on an exclusive basis. Throughout these discussions J.P. Morgan encouraged Lazard to persuade Parent to increase its offer price and return with a final revised bid in return for exclusivity in order to address the concerns of both companies and come to an agreement on preliminary transaction terms as rapidly as possible.

On May 27, 2009, Mr. Nakatomi sent a letter to Mr. Brandt containing a revised offer price of $16.50 per Share in cash, again subject to the same terms and conditions as the previous offers, except the letter again stated that a 45-day exclusivity period was required in return for the increased offer price. The letter also stated that Parent would expect the terms of the definitive acquisition agreement, particularly the amount of the termination fee and other “deal protection” terms, to reflect the full valuation reflected by Parent’s proposed offer price.

Mr. Brandt sent a letter to Mr. Nakatomi later that day and attached an executed 30-day exclusivity agreement to the letter, indicating that if the terms thereof were acceptable, Mr. Nakatomi should execute the letter agreement in turn, at which point Parent would be granted access to a populated electronic data room in order to commence its due diligence.

On June 3, 2009, the Company granted access to an electronic data room to various representatives of Parent and its outside advisors as the parties and their respective advisors negotiated the final terms of the exclusivity agreement and coordinated the execution thereof, and over the next several weeks, Parent conducted its due diligence review. Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to the Company, also sent the first draft of the Merger Agreement to Debevoise & Plimpton LLP (“Debevoise”), U.S. legal counsel for Parent, and Nishimura & Asahi, Japanese legal counsel for Parent, for review. From June 3, 2009 through July 13, 2009, the management teams and legal and financial advisors of Parent and the Company had several negotiations regarding the terms of the Merger Agreement and related documents. During that period, a number of drafts of the Merger Agreement and related documentation were negotiated and exchanged between the parties.

On June 8, 2009, the executed Exclusivity Agreement, effective until July 1, 2009, was delivered by the parties, as further described under Item 3 above.

On June 17 and 18, 2009, several representatives of Parent and its advisors visited Miami, Florida to perform an in-person review of the Company’s facilities and hold discussions with Company personnel and management.

The morning of June 25, 2009, representatives of Lazard contacted J.P. Morgan to convey the message that Parent was considering reducing its offer price by $0.50 per Share due to concerns about certain contingent liabilities and reservations regarding the actual amount of public company cost savings following the consummation of the proposed transactions. Later that evening, J.P. Morgan informed Lazard that the Company Board had been considering asking for an increase to the proposed offer price and that, therefore, any price reduction would be unacceptable to the Company Board. Later that day, after conveying J.P. Morgan’s response to Parent, Lazard again contacted J.P. Morgan and reaffirmed the previous $16.50 per share offer price, noting, however, that Parent would not consider any requests to increase this price.

During the period of time from May 26, 2009 to July 6, 2009, the trading price of the Company’s common stock increased from $10.80 on May 26 to $14.61 on July 6, with particularly heavy volume on June 26. Representatives of Parent expressed concern to Cravath and the Company that this increase, and other movements in the price of the Company’s common stock, including the decrease from the July 7 closing price of $14.36 per share to the July 10 closing price of $13.27 per share, may have been attributable, at least in part, to rumors relating to the negotiations between Parent and the Company.

On July 7 and 8, 2009, the legal representatives and advisors of each of the Company and Parent met in person in New York to negotiate and come to a preliminary agreement on the terms of the Merger Agreement, subject to a few outstanding items, including the size of the break-up fee and circumstances under which it would be payable, whether to include a material adverse effect condition to the Offer and any exceptions to the definition thereof, and the treatment of the potential trigger of the “buy/sell” provision in the Novogyne joint venture agreement with Novartis.

On July 8 and 9, 2009, representatives of Parent met with Messrs. Brandt and Eisenberg in order to discuss retention and post-closing employment matters, while the companies’ legal advisors continued to finalize the terms of the Merger Agreement. During these meetings, Mr. Brandt indicated that, after spending a great deal of time considering his professional objectives, he had determined that remaining with the Company as a subsidiary of Parent rather than an independent public company was inconsistent with these objectives, and therefore he was not interested in remaining with the Surviving Corporation for anything other than a transition period following the consummation of the proposed transactions. He also indicated that Mr. Eisenberg would be an appropriate candidate to take his place as President and Chief Executive Officer. The representatives of Parent expressed disappointment with Mr. Brandt’s decision, as Parent had previously informed the Company’s advisors that satisfactory employment arrangements with senior management, particularly Mr. Brandt, were an important element of the proposed transaction. Nevertheless, the representatives continued discussions with Mr. Eisenberg, noting that Mr. Brandt’s decision might cause Parent to withdraw its offer to purchase the Company or decrease its proposed offer price. On the second day of these meetings, the representatives of Parent agreed to work toward an agreement on terms of an employment agreement whereby Mr. Eisenberg would assume the roles of President and Chief Executive Officer of the Company following the Offer and Merger if Parent determined to proceed with the proposed transaction, and would expect to finalize such terms prior to any public announcement of the proposed transaction. The discussions between Mr. Eisenberg and representatives of Parent continued throughout the following weekend, with the parties substantially reaching an agreement on terms on Sunday afternoon, July 12, 2009.

On the evening of July 10, 2009, representatives of J.P. Morgan contacted Lazard and informed its representatives that the Company Board wanted Parent to increase the proposed offer price based on positive

Phase II clinical trial results for the Company’s Mesafem product under development which were unblinded to the Company earlier that day and reported by Joel Lippman, M.D., Vice President — Clinical Development & Chief Medical Officer of the Company. J.P. Morgan also explained that deal certainty continued to be a key issue for the Company Board. In return, Lazard explained that it did not think Parent would accept any increase in the offer price, but that some flexibility on deal certainty might be possible. In addition, Dr. Lippman spoke with the Lazard representatives in order to provide a brief overview of the results of the clinical trials for Mesafem and to express his willingness to review the data in more detail with Parent at any time.

Over the course of the next several days a number of conversations took place between representatives of the Company and Parent with respect to the Company’s request for an increase to the offer price, Parent’s consideration of a decrease to its offer price, the advisors’ respective assessments regarding the value of the Company and the outstanding issue in the draft of the merger agreement relating to deal certainty, among other things.

On July 12, 2009, Lazard contacted J.P. Morgan to convey the message from Parent that its offer price of $16.50 per Share was its best and final offer and that if the Company continued to seek a higher offer price Hisamitsu would discontinue any further discussions with respect to the proposed acquisition of the Company. However, the Lazard representatives indicated that Parent would accept the terms of the material adverse effect condition in the Merger Agreement proposed by the Company, allocating the risk of any generic challenge to the Company’s key products or adverse development with respect to the resolution of the peel force specifications for the Company’s Daytrana product to Parent.

During the afternoon of July 13, 2009, the Company informed Parent that the Company Board had approved the execution of the Merger Agreement.

On the morning of July 14, 2009, Parent’s board of directors approved the execution of the Merger Agreement and the Company, Parent, Holdings and Purchaser executed and delivered the Merger Agreement and Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

On July 23, 2009, Purchaser commenced the Offer.

11.	The Transaction Agreements; Employment Agreement.

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed with the SEC as Exhibit (d)(1) to the Schedule TO and incorporated herein by reference, and which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent, Holdings and the Purchaser” above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text thereof.

The Offer.  The Merger Agreement provides for the commencement of the Offer no later than 10 business days after the date of the Merger Agreement. The obligations of Purchaser to accept for payment, and pay for, Shares tendered in the Offer are subject to the satisfaction or waiver of conditions described in Section 15 — “Certain Conditions of the Offer.” Parent, Holdings and Purchaser may, in their sole discretion, waive, in whole or in part, any condition or modify the terms of the Offer, except that, without the consent of the Company, Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Condition, (iv) add to the conditions to the Offer or modify any condition in any manner adverse to the holders of Shares, (v) extend the Offer other than as provided in the Merger Agreement, (vii) change the form of consideration payable in the Offer or (viii) otherwise amend the Offer in any manner adverse to the holders of Shares.

Notwithstanding the foregoing, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, Purchaser may extend the Offer for one or more consecutive increments of not more than seven business days each if any of the Offer conditions is not satisfied at the initial scheduled expiration date of the Offer until such time as such conditions are satisfied or waived, and Purchaser may extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In addition, if at the otherwise scheduled expiration date of the Offer any Offer condition is not satisfied, Purchaser shall extend the Offer at the request of the Company for one or more consecutive increments of not more than seven business days each (or for such longer period as may be agreed by Parent and the Company); subject to a 90-day limitation if the Minimum Condition has not been met. Furthermore, Purchaser may make available one or more “subsequent offering periods,” in accordance with Rule 14d-11 of the Exchange Act, of at least three and more not than 20 business days each.

Top-Up Option.  The Company granted Purchaser an irrevocable option to purchase, at a price per share equal to the Offer Price, newly issued shares of the Company’s common stock in an amount up to the lowest number of shares of the Company’s common stock (the “Top-Up Shares”) that, when added to the number of shares of the Company’s common stock then directly or indirectly owned by Parent, constitutes one share more than 90% of the fully diluted shares of the Company’s common stock outstanding after the issuance of the Top-Up Shares. The option is exercisable only once, in whole but not in part, at such time as Parent, Holdings and Purchaser directly or indirectly own at least 85% of the fully diluted shares of the Company’s common stock following the expiration of the Offer and any subsequent offering period.

The Merger.  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, following completion of the Offer and in accordance with Delaware General Corporation Law (“DGCL”), Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) of the Merger and an indirect wholly-owned subsidiary of Parent. At the Effective Time each share of the Company’s common stock (other than shares owned by Parent, Holdings, Purchaser or the Company, or held in the Company’s treasury or by stockholders who have properly perfected their statutory appraisal rights in accordance with Section 262 of the DGCL) shall automatically be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes. Each share of the Company’s common stock owned by Parent, Holdings, Purchaser or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor, and each share of the Company’s common stock owned by any subsidiary of the Company or Parent (other than Purchaser or Holdings) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The certificate of incorporation and bylaws of Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation and the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

Representations and Warranties.  In the Merger Agreement, the Company has made customary representations and warranties to Parent, Holdings and Purchaser, including representations relating to organization, standing and power, existence and good standing of the Company’s subsidiaries, capitalization, authorization and absence of conflicts with or consents required in connection with the Merger Agreement, SEC filings, disclosure documents and information provided, absence of certain changes or events, taxes, labor and employment matters, employee benefit programs, properties, material contracts, legal proceedings, compliance with applicable laws and regulations, environmental matters, intellectual property, suppliers, insurance, broker’s fees, and the opinion of the Company’s financial advisor.

“Company Material Adverse Effect” is defined in the Merger Agreement as any change, event, effect or occurrence that (i) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement or the ability of the Company to perform its obligations under the Merger Agreement in any material respect; provided, however, that none of the following will be deemed either alone or in combination to constitute, or will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: any change, event, effect or occurrence that results from,

•	changes, circumstances or conditions generally affecting the industry in which the Company operates, general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), or geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, in each case except to the extent that such effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and its subsidiaries operate;

•	any change in applicable law or U.S. generally accepted accounting principles (or authoritative interpretation thereof) or in the market price, credit rating or trading volume of the Company’s securities;

•	the execution and delivery, performance, or announcement or pendency of the Merger Agreement or the anticipated consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for or during any period;

•	the serving upon the Company of an Offering Notice (as defined below) or any action or steps taken in connection therewith or with the sale, purchase and transfer of the Company’s or Novartis’ interest in Novogyne;

•	any challenge to, or litigation initiated against the Company, any of its subsidiaries or Novogyne relating to the Orange Book listed patents for Daytrana, Vivelle-Dot or CombiPatch or any paragraph IV filing or notice thereof relating to Daytrana, Vivelle-Dot or CombiPatch;

•	any adverse action taken, or any adverse determination or communication, by the Food and Drug Administration with respect to, or any withdrawal or recall of, Daytrana arising from or as a result of issues related to the peel force specifications of Daytrana; or

•	any suit, action or other legal proceeding arising out of or related to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent, Holdings and Purchaser have made customary representations and warranties to the Company, including representations relating to corporate organization, standing and power, authorization and absence of conflicts with or consent required in connection with the Merger Agreement, information supplied, broker’s fees, litigation, ownership of shares of the Company’s common stock, and availability of funds.

This summary of the representations and warranties and other terms of the Merger Agreement is intended solely to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and any summary of its terms are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to the Company, Parent, Holdings or Purchaser. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which the Purchaser may have the right not to consummate the Offer, or in which a party may have the right to terminate the Merger Agreement if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and to allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders of the Company.

Operating Covenants.  The Merger Agreement provides that, from the date thereof to the Effective Time, except as specifically contemplated by the Merger Agreement (including the disclosure letter delivered by the Company to Parent, Holdings and the Purchaser in connection with the Merger Agreement), the business of the Company and its subsidiaries will be conducted in the ordinary course in substantially the same manner as previously conducted and the Company shall use all reasonable efforts to preserve intact its current business organization and keep available the services of its officers and employees and preserve its relationships with those having material business dealings with the Company. In addition, between the date of the Merger Agreement and the Effective Time, the Company is subject to specified operating covenants and restrictions, including, but not limited to, restrictions relating to the declaration or payment of dividends, issuance, delivery, sale or grant of stock, rights linked to the value of Company Common Stock or convertible securities, redemption or repurchase of stock, amendment of charter documents or bylaws, acquisitions, adoption of collective bargaining agreements, employee compensation or benefits, hiring and promotion, changes to accounting methods or tax elections, sale, lease, disposition, pledge or encumbrance of any material properties or assets, indebtedness, capital expenditures in excess of $250,000 (other than in accordance with the Company’s 2009 capital expenditure budget), waiver of rights with respect to any claims or litigation, entry into or modification of material contracts, sale, transfer, assignment or disposition of material intellectual property, waiver of the benefits of or modification of standstill or similar agreements, engagement in other business, and any authorization, commitment or agreement to take any of the foregoing actions.

No Solicitation.  The Merger Agreement contains provisions prohibiting (subject to certain exceptions as described below and in the Merger Agreement) each of the Company and its subsidiaries, each of their respective directors, officers and employees, and any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of the Company or any of its subsidiaries, from: (a) directly or indirectly soliciting, initiating or knowingly encouraging the submission of any Company Takeover Proposal (as defined below); (b) entering into any agreement or understanding with respect to any Company Takeover Proposal; or (c) directly or indirectly participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

However, at any time prior to the date on which Shares are first accepted for payment pursuant to the Offer (the “Offer Closing Date”), in response to an unsolicited bona fide written Company Takeover Proposal that otherwise did not result from a breach of the provisions described above; and that the Company Board determines in good faith, after consultation with its outside counsel and independent financial advisor, constitutes or is reasonably likely to result in a Superior Company Proposal (as defined below), the Company may (a) furnish information with respect to the Company to the person making such proposal and its Representatives but only pursuant to a confidentiality agreement with such person with confidentiality and certain other terms no less favorable in the aggregate to the Company that its confidentiality agreement with Parent, so long as the Company also provides Parent, in accordance with the terms of the confidentiality agreement between the Company and Parent, any non-public information with respect to the Company provided to such other person which was not previously provided to Parent and (b) participate in discussions or negotiations with such person and its Representatives regarding such proposal.

The Merger Agreement also provides that the Company will advise Parent within 24 hours of the receipt of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the material terms and conditions of such proposal or inquiry and the identity of the person making such proposal or inquiry. In addition, the Company must keep Parent fully informed on a current basis as to the status and any related developments, discussions and negotiations related to any Company Takeover Proposal or inquiry.

The Board is restricted by the Merger Agreement from withdrawing or adversely modifying its recommendation, approving or recommending any Company Takeover Proposal (or any letter of intent or similar agreement relating to any Company Takeover Proposal), or resolving, agreeing or proposing publicly to take any such action, unless it receives an unsolicited Superior Company Proposal that did not otherwise result from a breach of the non-solicitation restrictions in the Merger Agreement, or if an Intervening Event (as defined below) occurs.

In each case the Board must determine, in good faith and based on the advice of outside counsel, that it is necessary to withdraw or adversely modify its recommendation in order to comply with its fiduciary obligations, and must cause the Company to provide written notice to Parent that the Board intends to change its recommendation. In the case of an Intervening Event, the notice must include a description in reasonable detail thereof and, in the case of a Superior Company Proposal, the notice must specify the material terms and conditions thereof and attach a copy of the most current draft of any written agreement relating thereto, and the Company must negotiate in good faith with Parent for at least five business days following Parent’s receipt of such notice. After such period of time the Board may withdraw or adversely modify its recommendation only if, taking into account any changes to the Merger Agreement proposed by Parent, doing so remains necessary for the Board to comply with its fiduciary obligations. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to the Merger Agreement and to the extent required to be disclosed in any filing with the SEC.

An “Intervening Event” is defined in the Merger Agreement as an event, fact, circumstance, development or other information, unknown to the Board as of the date of the Merger Agreement, which becomes known prior to the closing of the Offer; provided, however, that any change or development relating to any clinical trial of one or more products or product candidates of the Company or any of its subsidiaries or any determination or communication by the FDA or any other governmental entity relating to any product or product candidate of the Company or any of its subsidiaries will not constitute an Intervening Event.

A “Company Takeover Proposal” is defined in the Merger Agreement as any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 10% or more of assets of the Company and its subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding shares of any class of capital stock of the Company or (b) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company, any of its subsidiaries or Novogyne, other than, in each case, the transactions contemplated by the Merger Agreement.

“Superior Company Proposal” is defined in the Merger Agreement as any bona fide Company Takeover Proposal that, if consummated, would result in the acquisition of all or substantially all of the equity securities or assets of the Company and its subsidiaries by a person or group on terms which the Board determines, in good faith, after consultation with the Company’s outside legal and financial advisors, would result in greater value to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of the proposal and the Merger Agreement (including any new proposal by Parent), that is reasonably capable of being completed, and that is not subject to any financing condition.

Company Stockholder Meeting; Board Recommendation.  The Merger Agreement provides that, if the adoption of the Merger Agreement by the Company’s stockholders is required by applicable law in order to consummate the Merger, the Company will, at Parent’s request, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. The Company has agreed to cause the Board, unless the Board has withdrawn or modified its approval or recommendation of the Merger Agreement pursuant to the terms thereof, to recommend approval of the Merger Agreement to the Company’s stockholders at any such meeting, and Parent has agreed to cause all shares of Company Common Stock then owned by Parent, Holdings, Purchaser or any other subsidiary of Parent to be voted in favor of adoption of the Merger Agreement.

Reasonable Efforts to Cause Merger to Occur.  The Merger Agreement requires each of the parties to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including observing all applicable waiting periods, obtaining all necessary actions or non-actions, waivers, consents and approvals, making all necessary registrations and filings, taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, defending any legal proceedings, and executing and delivering any additional instruments necessary to consummate the transactions contemplated by or required in order to fully carry out the purposes of the Merger Agreement. However, Parent and its affiliates may not be required to agree to certain conditions that may be imposed by governmental authorities in the United States.

Equity Awards.  The Merger Agreement provides that, as of the Effective Time, each outstanding stock option, stock-settled stock appreciation right (“SAR”), restricted share or restricted stock unit (collectively, the “Equity Awards”) granted under the Company’s 1999 Long-Term Incentive Plan, as amended, or the Company’s 2009 Equity Incentive Plan, without regard to the extent then vested or exercisable, will be canceled and the holder of such Equity Award will become entitled to receive an amount in cash equal to (a) in the case of unexercised stock options and SARs, the excess, if any, of the Offer Price minus the exercise price per share of Company Common Stock subject to the stock option or SAR, multiplied by the number of shares of Company Common Stock subject to the stock option or SAR immediately prior to the Effective Time, and (b) in the case of outstanding restricted shares and restricted stock units, the Offer Price for each such restricted share or restricted stock unit held.

All amounts payable with respect to the above Equity Awards will be subject to any required tax withholding and will be paid without interest.

Rule 16b-3 Actions.  The Merger Agreement provides that the Company shall take all reasonable steps as may be required to cause any dispositions of the Company’s equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Matters.  The Merger Agreement provides that, for a period of one year following the Effective Time, Parent will provide or cause the Surviving Corporation to provide to employees of the Company and its subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries (the “Continuing Employees”): (i) salary and incentive opportunities (including any value attributable to equity-based compensation) and (ii) employee benefits, that are substantially comparable in the aggregate to those provided to such employees by the Company or its subsidiaries during the 12-month period immediately prior to the Effective Time; provided, however, that neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to provide equity or equity-based compensation. To the extent any employee benefit plan of Parent or its subsidiaries is made available to any Continuing Employees, Parent shall cause to be granted to such Continuing Employees credit for service with the Company prior to the Effective Time (as well as service with any predecessor employer of the Company or any of its subsidiaries), and, with respect to welfare plans, Parent will waive all limitations on participation and coverage requirements to the extent such limitations and requirements were satisfied or did not apply to such employees under the welfare plans of the Company and provide credit for any deductibles and co-payments paid prior to the Effective Time.

Indemnification and Insurance.  The Merger Agreement provides that all rights to indemnification and exculpation for acts or omissions occurring at or prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries, as provided in their respective organizational documents and any indemnification or other agreements of the Company, shall be assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms.

In addition, for a period of not less than six years after the Effective Time, Parent shall cause to be maintained in effect the current or substantially similar policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time. However, Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the last annual premium paid by the Company for such insurance prior to the date of the Merger Agreement.

Directors.  The Merger Agreement provides that, subject to compliance with Section 14(f) of the Exchange Act, promptly upon payment for shares of Company Common Stock pursuant to the Offer, Purchaser will be entitled to designate such number of directors on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this provision) multiplied by (b) the percentage that, (i) the number of shares of Company Common Stock accepted and paid for by Purchaser plus the number of shares of Company Common Stock otherwise owned by Parent, Holdings, Purchaser or any other subsidiary of Parent bears to (ii) the number of shares of Company Common Stock outstanding. The Company has agreed, subject to applicable law, to take all action requested by Parent necessary to effect any such election or appointment, including, at the option of Parent, either increasing the size of the Company Board or obtaining the resignations of such number of its current directors, or both.

In the event Purchaser’s designees are elected or appointed to the Company Board, until the Effective Time the Company Board will have at least three directors who were directors on the date of the Merger Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Continuing Directors”). If Parent’s designees to the Company Board constitute at least a majority thereof prior to the Effective Time, each of the following actions may be effected only if such action is approved by a majority of the Continuing Directors: (x) amendment or termination of the Merger Agreement, (y) exercise or waiver of any of the Company’s rights under the Merger Agreement, or (z) extension of the time for performance of any obligation of Parent or Purchaser under the Merger Agreement.

Rule 14d-10 Matters.  Prior to the scheduled expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under the safe harbor provisions of Rule 14d-10 of the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees.

Vivelle Ventures LLC.  Pursuant to the Limited Liability Company Operating Agreement, dated as of May 1, 1999, between Novartis and the Company (the “LLC Operating Agreement”), which governs the Company’s Novogyne joint venture with Novartis, either the Company or Novartis may notify the other party of the price at which it would be willing to acquire 100% of the joint venture interests (the “Offering Notice”), affording the other party the option, within 45 days of receipt of the Offering Notice, to either purchase the other party’s interest or to sell its own interest to the other party at the price specified in the Offering Notice.

The Merger Agreement provides that, if Novartis serves an Offering Notice upon the Company, Parent will be permitted to make the determination as to whether to sell the Company’s interest or purchase Novartis’s interest (the “buy/sell determination”). However, if the Offer has not closed and has been extended beyond its initial expiration date because the Minimum Condition has not been satisfied, because any waiting period required under the HSR Act or under the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949) has not expired, or because of the existence of a legal restraint or a regulatory challenge to the transaction, the Company will be permitted to make the buy/sell determination. If the Offer has not closed and has been extended beyond its initial expiration date because Parent has asserted the failure of any of the other conditions to the Offer, Parent will be permitted to make the buy/sell determination, but will be required to waive all conditions to the Offer other than the Minimum Condition and the condition relating to the existence of a legal restraint. If the Company is entitled to make the buy/sell determination (or if Parent elects not to make the buy/sell determination) and the Company’s buy/sell determination is inconsistent with Parent’s buy/sell determination, Parent may terminate the Merger Agreement within five business days of receipt of notice from the Company of its buy/sell determination.

If the buy/sell determination is to purchase Novartis’s interest, the Company will be permitted to take all actions necessary or required to effectuate the sale, purchase and transfer of the relevant interest, including incurring indebtedness to finance such purchase, after reasonable consultation with the Parent. In addition, the Company will not serve an Offering Notice upon Novartis without the prior written consent of Parent and will not consent to any amendment of the LLC Operating Agreement or permit the managers designated by the Company to approve or consent to certain actions under the LLC Operating Agreement. The Merger

Agreement also provides that the Company, to the extent practicable, will keep Parent reasonably informed of any material action to be taken by the joint venture.

Patent Litigation.  The Merger Agreement provides that the Company will consult with Parent regarding, and, to the extent the Company controls the defense, permit Parent to participate in the defense of, any litigation initiated against the Company or any of its subsidiaries relating to the Orange Book listed patents for Daytrana, Vivelle-Dot and CombiPatch. Further, the Merger Agreement prohibits the Company from taking an action in connection with any such litigation that is reasonably likely to materially affect the outcome of such litigation without the prior written consent of Parent. The Company shall, to the extent practicable, consult with Parent regarding, and keep Parent fully informed of, any litigation initiated against Novogyne regarding the Orange Book listed patents for Vivelle-Dot or CombiPatch.

Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions:

•	if required by law, the Merger Agreement shall have been adopted by the holders of a majority of the outstanding shares of the Company’s common stock;

•	any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have been terminated or shall have expired;

•	no order, decree or ruling issued by any governmental entity of competent jurisdiction or law or other legal prohibition preventing the consummation of the Merger shall be in effect; and

•	Purchaser shall have accepted shares of the Company’s common stock for payment pursuant to the Offer.

Termination.  The Merger Agreement may be terminated prior to the closing of the Offer by mutual written consent of all parties. The Merger Agreement may also be terminated by either Parent or the Company, if (i) the Offer has not closed within nine months from the date of the Merger Agreement (the “Outside Date”) or the Minimum Tender Condition has not been satisfied by the date that is 90 days after the initial expiration date of the Offer, unless the failure to consummate the Offer is the result of a material breach of this Agreement by the party seeking to terminate this Agreement, (ii) any governmental entity permanently prohibits the Merger through a final and non-appealable legal restraint, provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered, or (iii) prior to the Offer Closing Date, either party breaches or fails to perform any of its representations, warranties or covenants set forth in the Merger Agreement in any material respect, which breach or failure to perform is not cured prior to the earlier of (a) 30 days after notice of breach or failure to perform is given or (b) the Outside Date.

Parent will have the right to terminate the Merger Agreement prior to the closing of the Offer, and the Company will be obligated to pay the termination fee described below, if the Board withdraws or adversely modifies its recommendation or fails to publicly reaffirm its recommendation within 10 business days (or, if shorter, such number of business days remaining prior to the Offer Closing Date) of Parent’s written request to do so following the public disclosure of a Company Takeover Proposal.

The Company will have the right to terminate the Merger Agreement prior to the closing of the Offer if the Board receives an unsolicited Superior Company Proposal which does not otherwise result from or cause a breach of the non-solicitation provisions described above, the Company complies with certain procedural and other requirements and the Company pays the termination fee described below.

Parent also has the termination rights described above under the heading “Vivelle Ventures LLC.”

Termination Fee/Expense Reimbursement.  The Merger Agreement provides that a termination fee of $17.15 million will be payable by the Company to Parent if the Company terminates the Merger Agreement to accept a Superior Company Proposal or the Board withdraws or adversely modifies its recommendation of the

Offer, Merger and other transactions contemplated by the Merger Agreement or fails to publicly reaffirm its recommendation with respect thereto, as described above.

The termination fee will also be payable by the Company if, after the date of the Merger Agreement, a Company Takeover Proposal or an intention to make a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known, the Minimum Condition is not satisfied at the final expiration date of the Offer, the Merger Agreement is terminated as a result of the expiration of the Offer, and, within 12 months of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Takeover Proposal.

For the purposes of the foregoing, all references to 10% in the definition of “Company Takeover Proposal” set forth above shall be deemed references to 50%.

The Company will be required to reimburse Parent for all expenses incurred, up to $2,000,000, if the Minimum Condition is not satisfied at the final expiration date of the Offer, and the Merger Agreement is terminated as a result of the expiration of the Offer. Any Company Termination Fee due will be reduced by any expense reimbursement already paid.

If Parent accepts the termination fee, it will constitute Parent’s exclusive remedy for termination of the Merger Agreement by the Company to accept a Superior Proposal. However, the Company will be required to pay Parent’s reasonable costs and expenses incurred in connection with any proceedings commenced by Parent to enforce the Company’s obligation to promptly pay any required termination fee or expenses. Certain other fees incurred in connection with the transactions described in the Merger Agreement will be shared equally by Parent and the Company.

Amendment.  The Merger Agreement may be amended by the parties thereto at any time before or after adoption thereof by the Company’s stockholders, provided that (a) after adoption of the Merger Agreement by the stockholders of the Company (in the case that such adoption is required), no amendment may be made that by law requires further approval by the stockholders of the Company without the further approval of such stockholders, (b) no amendment shall be made to the Merger Agreement after the Effective Time and (c) except as otherwise provided in the Merger Agreement, no amendment of the Merger Agreement by the Company shall require the approval of the stockholders of the Company.

Confidentiality Agreement.

On June 25, 2008, the Company and Parent entered into a confidentiality agreement (the “Confidentiality Agreement”) in connection with ongoing discussions regarding a possible collaborative transaction or transactions between the parties, under which each party agreed to keep certain information concerning the other party which is furnished by or on behalf of the other party, and to use such information solely for the purposes of evaluating a possible negotiated transaction. Under this agreement, the parties also agreed that for a period expiring on the earlier of (a) June 25, 2010 and (b) the date of any public announcement of a partnership or collaboration agreement entered into between the parties, neither party would, among other things, purchase five percent or more of any class of securities of the other party registered under the Exchange Act, unless specifically invited in writing to do so by the other party.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and incorporated herein by reference, and which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent, Holdings and the Purchaser” above. For a complete understanding of the Confidentiality Agreement, you are encouraged to read the full text thereof.

Exclusivity Agreement.

The Company and Parent entered into an exclusivity letter agreement, dated June 4, 2009 (the “Exclusivity Agreement”), in connection with Parent’s commencement of its due diligence investigation of the Company and the negotiation of the Merger Agreement. The Exclusivity Agreement provides, among other things, that for a period ending July 1, 2009, the Company shall not, nor shall it permit any of its officers, directors, agents, advisors, representatives or affiliates to, take any action to facilitate any inquiries or the making of any proposal that constitutes, or that could reasonably be expected to lead to, the acquisition of the Company.

The foregoing summary of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreement, which is filed with the SEC as Exhibit (d)(3) to the Schedule TO and incorporated herein by reference, and which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent, Holdings and the Purchaser” above. For a complete understanding of the Exclusivity Agreement, you are encouraged to read the full text thereof.

Employment Agreement with Jeffrey F. Eisenberg.

On July 14, 2009, the Company and Jeffrey F. Eisenberg, the Company’s Executive Vice President, entered into an agreement (the “Employment Agreement”), which amended and restated Mr. Eisenberg’s existing employment agreement with the Company. When the Employment Agreement becomes effective, Mr. Eisenberg will serve as the President and Chief Executive Officer of the Company and will report solely to the Board of Directors of the Company and the Chief Executive Officer of Parent. Mr. Eisenberg will be based at the Company’s offices in New York or Miami, at his election.

The Employment Agreement becomes effective as of the earlier of the effective time of the Merger and the first business day following the day on which representatives of Parent hold a majority of seats on the Company’s board of directors (the “Effective Date”), and expires on the second anniversary of the effective time of the Merger. When effective, the Employment Agreement will supersede the prior letter agreement and change of control agreement between Mr. Eisenberg and the Company. On the second anniversary of the effective date of the Merger and each annual anniversary date thereafter, the term of the Employment Agreement will automatically be extended for a one-year period, unless either party delivers written notice at least 60 days prior to such anniversary.

Mr. Eisenberg will receive an annual base salary of $475,000, subject to annual review for merit increases, which base salary may not be decreased. He will also be entitled to participate in the Company’s annual incentive bonus plan, with annual target incentive bonuses for the years after 2009 of at least 75% of his annual base salary. Within 60 days of the Effective Time, the Company will establish a long-term incentive plan that is consistent with the terms and conditions agreed to between the Company and Parent and in which Mr. Eisenberg will participate.

If Mr. Eisenberg is terminated “without cause” or if he terminates the agreement for “good reason” during the two-year period following the Effective Date of the Merger, he will receive a lump sum payment equal to the sum of (i) two times the sum of (x) his annual base salary as in effect as of the date of termination and (y) his highest recent bonus, and (ii) his highest recent bonus prorated for the year of termination. He will also receive continued medical, welfare and fringe benefits for the remainder of the two-year period following the Effective Date of the Merger and outplacement services for one year at the highest level provided pursuant to Company plans, if such plans are in effect.

If Mr. Eisenberg is terminated without cause or if he terminates the agreement for good reason after the two-year period following the Effective Date of the Merger, he will receive a lump sum payment equal to 18 months of his annual base salary as in effect as of the date of termination and a prorated bonus for the year of termination, such bonus to be paid at the time it would have been paid had his employment continued. Mr. Eisenberg will be required to execute a waiver and release of claims to receive any severance benefits that are payable upon a termination without cause or for good reason.

If the Company declines to extend the term of the Employment Agreement, Mr. Eisenberg’s employment will terminate at the end of the then-current term of the Employment Agreement and it will be treated as if he were terminated without cause. If Mr. Eisenberg is terminated due to his death or Disability (as defined in the Employment Agreement), he will receive a prorated bonus for the year of termination, such bonus to be paid at the time it would have been paid had his employment continued.

Mr. Eisenberg will be subject to 18-month non-competition, non-solicitation, non-disruption and no-hire covenants following the termination of his employment for any reason and will be entitled to a full gross-up for any payments due as a result of the application of Section 280G of the Internal Revenue Code of 1986, as amended.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed with the SEC as Exhibit (d)(4) to the Schedule TO and incorporated herein by reference, and which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Parent, Holdings and the Purchaser” above. For a complete understanding of the Employment Agreement, you are encouraged to read the full text thereof.

12.	Purpose of the Offer; Plans for the Company.

Purpose of the Offer.  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Offer is successful, the Purchaser intends to consummate the Merger as soon as practicable after the acquisition of Shares in the Offer.

Statutory Requirements.  In general, under the DGCL, a merger of two Delaware corporations requires (i) the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and (ii) the adoption of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation’s certificate of incorporation or, in the case of a short-form merger, as described in the next paragraph. Accordingly, except in the case of a short-form merger, the affirmative vote of the Company’s stockholders representing at least a majority of all outstanding Shares is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, the Purchaser would own a number of Shares sufficient to enable it to satisfy the stockholder approval requirement to approve the Merger.

The DGCL also provides that, if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, the Purchaser acquires or controls at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Company stockholder.

Plans for the Company.  Except as set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. Notwithstanding the foregoing, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing development of the Company’s potential in conjunction with Parent’s existing business.

Except as set forth in this Offer to Purchase, the Purchaser and Parent have no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization or (v) any other material change in the Company’s corporate structure or business.

Appraisal Rights.  No appraisal rights are available to the Company stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of the Company who has not tendered his or her Shares in the Offer or voted in favor of the Merger or consented thereto in writing will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the “fair value” of, that stockholder’s Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of the Company for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares.

The value so determined could be more or less than, or the same as, the Offer Price or the Merger Consideration. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder’s Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME.  THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.	Certain Effects of the Offer.

Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser and Parent. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation.  The Shares are quoted on the Nasdaq Global Select Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq Global Select Market for continued quotation on the Nasdaq Global Select Market. The rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from the Nasdaq Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Global Select Market for continued quotation and the quotation of the Shares is discontinued, the market for the Shares would be adversely affected.

Following the consummation of the Offer, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Margin Regulations.  The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that the Company is required to furnish to the Company stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

14.	Dividends and Distributions.

The Merger Agreement provides that from and after July 14, 2009 except as may be required by law, or with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed) or as expressly contemplated or permitted by the Merger Agreement, neither the Company nor its subsidiaries will (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for acquisitions of shares of capital stock of the Company in connection with withholding to satisfy tax obligations with respect to the exercise or vesting of equity awards, acquisitions of shares of capital stock of the Company in connection with the forfeiture of equity awards, or acquisitions of shares of capital stock of the Company in connection with the net exercise of equity awards, in each case outstanding on the date of the Merger Agreement and in accordance with their terms as in effect on the date of the Merger Agreement.

15.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, subject to the Merger Agreement and any applicable rules and regulations of the SEC, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if:

(a) the number of Shares validly tendered in the Offer and not withdrawn prior to any then scheduled Expiration Time does not represent at least a majority of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”);

(b) any waiting period under the HSR Act, applicable to the Offer has not expired or terminated prior to the Expiration Time; or

(c) any of the following conditions exists at the Expiration Time:

(i) there shall be any Legal Restraint (as defined in the Merger Agreement) preventing the consummation of the Offer or the Merger in effect; provided that, subject to the proviso in Section 6.03(a) of the Merger Agreement limiting the actions to which Parent, Holdings and Merger Sub are required to take in connection with obtaining certain governmental approvals, the party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered;

(ii) there shall be pending any suit, action or proceeding by any United States Federal, state or local governmental entity challenging the acquisition by Parent or its affiliates of Shares or otherwise seeking to enjoin, restrain, prevent or prohibit the making or consummation of the Offer or the Merger that is reasonably likely to prevail; provided that the party seeking to assert this condition shall have used its reasonable efforts to consummate and make effective, in the most expeditious manner practicable, the Offer as required by Section 6.03(a) of the Merger Agreement;

(iii) any waiting period required under the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall not have expired or been terminated; provided that the party seeking to assert this condition shall have used its reasonable efforts to consummate and make effective, in the most expeditious manner practicable, the Offer as required by Section 6.03(a) of the Merger Agreement;

(iv) (A) any representation and warranty of the Company in the Merger Agreement (other than those set forth in Sections 3.03, 3.04 (other than the representation set forth in the last sentence of Section 3.04(b)), 3.05(c), 3.06(d), 3.08(a) and 3.11(h) of the Merger Agreement) shall not be true and correct at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), other than for such failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to materiality or Company Material Adverse Effect), (B) any representation and warranty of the Company set forth in Sections 3.03, 3.04 (other than the representation set forth in the last sentence of Section 3.04(b)), 3.05(c) and 3.11(h) of the Merger Agreement shall not be true and correct in all material respects at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), and (C) any representation and warranty of the Company set forth in Section 3.06(d) or 3.08(a) of the Merger Agreement shall not be true and correct in all respects at such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

(v) the Company shall have failed to perform in all material respects all obligations to be performed by it under the Merger Agreement;

(vi) the Merger Agreement shall have been terminated in accordance with its terms;

(vii) there shall have occurred or exist any change, event, effect or occurrence since the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(viii) the Company shall have failed to furnish Parent with a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company certifying that the matters set forth in clauses (iv) and (v) of Exhibit A of the Merger Agreement have not occurred and continue to exist.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent, Holdings and the Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

The foregoing conditions are for the sole benefit of Parent, Holdings and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent, Holdings and the Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition). The failure by Parent, Holdings, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.	Certain Legal Matters; Regulatory Approvals.

General.  Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser, Holdings or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, any of which under certain conditions specified in the Merger Agreement could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15 — “Certain Conditions of the Offer.”

State Takeover Statutes.  A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any second-step merger, we believe that there are reasonable bases for contesting the application of such laws, including potential arguments as to their constitutionality. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the

Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company Board has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and such action is effective as of July 13, 2009.

The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Certain Conditions of the Offer.”

United States Antitrust Compliance.  Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the Purchaser’s acquisition of the Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent expects to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on July 27, 2009, and, expects the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about August 11, 2009, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10-calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as the Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by the Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

Other Foreign Laws.  The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

If any such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 — “Certain Conditions of the Offer.”

Certain Legal Proceedings.

On July 15, 2009, a plaintiff filed a purported stockholder class action complaint in the Court of Chancery of the State of Delaware. The complaint, captioned IBEW Local Union 98 v. Noven Pharmaceuticals, Inc. et. al., (the “IBEW Complaint”) names as defendants the members of the Board of Directors, as well as the Company and Parent. The plaintiff claims that the Company’s directors breached their fiduciary duties to the Company’s stockholders, and further claims that Parent participated in or aided and abetted the purported breach of fiduciary duty. In support of the plaintiff’s claims, the complaint alleges that the proposed transaction between Company and Parent involves an unfair price, an inadequate sales process and unreasonable deal protection devices, among other things. The complaint seeks to enjoin the transaction and attorneys’ and other fees and costs, in addition to seeking other relief. A second plaintiff filed a purported stockholder class action complaint on July 15, 2009 in the Eleventh Judicial Circuit of Florida. The complaint, captioned Murphy v. Noven Pharmaceuticals, Inc., et. al. (the “Murphy Complaint”), names as defendants the Company and each of its Board members and asserts similar claims and requests for relief as those asserted in the IBEW Complaint. On July 16, 2009, a third plaintiff filed a purported stockholder class action complaint relating to the Offer. The complaint, captioned Louisiana Municipal Police Employees Retirement System v. Noven Pharmaceuticals, Inc. et. al. (the “Louisiana Municipal Police Employees Retirement System Complaint”, and together with the IBEW Complaint and the Murphy Complaint, the “Complaints”) and filed in the Court of Chancery of the State of Delaware, names as defendants the members of the Board of Directors as well as Company and Parent, and asserts claims and requests relief nearly identical to the IBEW complaint. Parent believes that the allegations set forth in each of the Complaints lack merit and will contest them vigorously.

The foregoing description of the Complaints is not intended to be complete and is qualified by reference to the IBEW Complaint, the Murphy Complaint and the Louisiana Municipal Police Employees Retirement System Complaint, copies of which are filed with the SEC as Exhibits (a)(5)(D), (a)(5)(E) and (a)(5)(F) to the Schedule TO, respectively.

17.	Fees and Expenses.

Parent, Holdings and the Purchaser have retained Georgeson Inc. to act as the Information Agent and American Stock Transfer and Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

Neither Parent, Holdings nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Banks, brokers, dealers and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.	Miscellaneous.

The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of the Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

Parent, Holdings and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning the Company” above.

Northstar Merger Sub, Inc.

July 23, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT, HOLDINGS AND THE PURCHASER

1. Directors and Executive Officers of Parent.  The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of Parent. The current business address of each such person, other than Mr. Kosuke Sugiyama and Mr. Mitsumasa Kabashima, is Hisamitsu Pharmaceutical Co., Inc., Marunouchi, Chiyoda-ku 1-11-1, Tokyo 100-6221, Japan, and the current business phone number for each of those people is 81-3-5293-1700. The current business address of Mr. Kosuke Sugiyama is 3528 Torrance Blvd., Suite 112 Torrance, CA 90503 U.S.A. and his current business phone number is 310-540-1408. The current business address of Mr. Mitsumasa Kabashima is Hikata, Ogoori-shi 892-1, Fukuoka, 838-0112, Japan and his current business phone number is 81-9-4273-3845. Each such person is a citizen of Japan.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Hirotaka Nakatomi	President of Parent since 1981, and Chief Executive Officer of Parent since 2003.

Tsukasa Yoshida	Senior Managing Director and Executive Officer of Parent since May 2008. From March 2003 until May 2008, Managing Director and Executive Officer of Parent.

Masahiro Ueda	Managing Director, Executive Officer and Head of International Division of Parent since May 2007. From March 2003 until May 2007, Director and Executive Officer of Parent.

Hidenori Hadate	Managing Director, Executive Officer and Manager of Public Relations of Parent since February 2009. From May 2008 until February 2009, Managing Director and Executive Officer of Parent. From May 2007 until May 2008, Director and Executive Officer of Parent. From April 2007 until May 2007, Executive Officer and Manager of Sales and Marketing of Parent. From February 2007 until April 2007, Executive Officer and Chief of Sales and Marketing of Parent. From June 2005 until February 2007, Executive Officer, Executive Secretary and Manager of Administration Division of Parent at Tokyo Headquarters. From February 2005 until June 2005, Executive Secretary and Manager of Administration Division of Parent in Tokyo. From 2003 until February 2005, Executive Secretary of Parent in Kyusyu.

Minoru Yoshida	Managing Director, Executive Officer and Manager of Sales and Marketing Division of Parent since May 2009. From May 2007 until May 2009, Director and Executive Officer of Parent. From April 2007 until May 2007, Executive Officer and Chief of Sales and Marketing of Parent. From August 2005 until April 2007, Executive Officer and Manager of Sales and Marketing Division of Parent. From April 2005 until August 2005, Executive Officer and Manager of Western Japan Management Department of Sales and Marketing Division (Ethical) of Parent. From 2003 until April 2005, Manager of Western Japan Management Department of Sales and Marketing Division (Ethical) of Parent.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Kazue Nakatomi	Managing Director, Executive Officer, Management of R&D Division and Head of Corporate Strategy Planning Division of Parent since May 2009. From May 2007 until May 2009, Director and Executive Officer of Parent. From February 2007 until May 2007, Head of Corporate Strategy Planning Division of Parent. From February 2006 until February 2007, Assistant Manager of Development Promotion Division of Parent. From March 2005 until February 2006, Branch Manager of the Second Branch in Tokyo of Parent. From August 2004 until March 2005, First Section of Kanto Management Department of Sales and Marketing Division of Parent. From 2003 until August 2004, Human Resources Division of Parent.

Tetsuo Akiyama	Director, Executive Officer and Manager of Sales and Marketing Division (Ethical) of Parent since May 2009. From May 2007 until May 2009, Senior Executive Officer and Manager of Sales and Marketing Division (Ethical) of Parent. From March 2003 until May 2007, Executive Officer and Manager of Sales and Marketing Division (Ethical) of Parent.

Kosuke Sugiyama	President and Chief Executive Officer of Hisamitsu America, Inc. since September 2002. Director of Parent since May 1999.

Mitsumasa Kabashima	Senior Executive Managing Director of Maruto Sangyo Co., Ltd. since May 2009. From May 2008 until May 2009, Managing Director of Maruto Sangyo Co., Ltd. Director of Parent since May 2007. From February 2007 until May 2007, Executive Officer and General Manager in Public Relations Department of Parent. From May 2003 until February 2007, Executive Officer and Manager of Sales and Marketing of Parent.

2. Directors and Executive Officers of the Purchaser.  The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of the Purchaser. The current business address of Mr. Nobuo Tsutsumi is Hisamitsu Pharmaceutical Co., Inc., Marunouchi, Chiyoda-ku 1-11-1, Tokyo 100-6221, Japan, and his current business phone number is 81-3-5293-1700. The current business address of Mr. Kosuke Sugiyama is 3528 Torrance Blvd., Suite 112 Torrance, CA 90503 U.S.A. and his current business phone number is (310) 540-1408. Each such person is a citizen of Japan.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Kosuke Sugiyama	Director and Chief Executive Officer of Purchaser since July 2009. President and CEO of Hisamitsu America, Inc. since September 2002. Director of Parent since May 1999.

Nobuo Tsutsumi	Secretary of Purchaser since July 2009. Department General Manager, Legal Department of Parent since 1999.

3. Directors and Executive Officers of Holdings.  The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and the name, citizenship, business address, business phone number, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each executive officer of the Purchaser. The current business address of Mr. Nobuo Tsutsumi is Hisamitsu Pharmaceutical Co., Inc., Marunouchi, Chiyoda-ku 1-11-1, Tokyo 100-6221, Japan, and

his current business phone number is 81-3-5293-1700. The current business address of Mr. Kosuke Sugiyama is 3528 Torrance Blvd., Suite 112 Torrance, CA 90503 U.S.A. and his current business phone number is (310) 540-1408. Each such person is a citizen of Japan.

Present Principal Occupation or
Employment; Material Positions Held
Name and Address	During the Past Five Years

Kosuke Sugiyama	Director and President of Holdings since July 2009. President and CEO of Hisamitsu America, Inc. since September 2002. Director of Parent since May 1999.

Nobuo Tsutsumi	Secretary of Holdings since July 2009. Department General Manager, Legal Department of Parent since 1999.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer and Trust Company

If delivering by mail:	If delivering by overnight courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

Banks and Brokerage Firms, Please Call:

212-440-9800

All Others Call Toll-Free:

888-897-6012